QuickLinks -- Click here to rapidly navigate through this document

Exhibit 14

VIASYS HEALTHCARE INC.

CODE OF CONDUCT

OUR MISSION

        VIASYS Healthcare Inc. ("VIASYS" or "the Company") is committed to being a world-class health care company focused on respiratory, neurocare and medical/surgical technologies.

OUR STAKEHOLDERS

        Our stakeholders include the care providers and patients who rely on the quality of our products and services; our investors who deserve a long-term return on stockholder's equity; and our employees to whom we are committed to providing an entrepreneurial environment that stimulates and rewards their creativity and innovation.

OUR COMMITMENT

        As a leading healthcare technology company, we are committed to long-term, sustained investment in research and development. In order to build upon our existing product leadership, we must invest in technologies that anticipate and continually meet the needs of our customers and the patients we serve. Our commitment to excellence for life underscores everything we do: industry leadership in research and development, the highest quality products, an outstanding company-wide environment for our employees, and a commitment to creating stockholder value.

        The reputation and integrity of the Company is a valuable asset that is vital to the Company's success. Each Company employee, including each of the Company's officers, is responsible for conducting the Company's business in a manner that demonstrates a commitment to the highest standards of integrity. This Code of Conduct ("Code") has been adopted to help employees meet these standards by providing guidelines of appropriate behavior. Specifically, the purpose of this Code is:

  •
  to encourage among our employees a culture of honesty, accountability and mutual respect;

  •
  to provide guidance to help employees to recognize and deal with ethical issues; and

  •
  to provide mechanisms for employees to report unethical conduct.

        While this Code is designed to provide helpful guidelines, it is not intended to address every specific situation that may occur. Nevertheless, in every instance, we require that employees act honestly, fairly and with a view towards "doing the right thing." Therefore, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced in this Code.

        Our Board of Directors (the "Board") is ultimately responsible for the implementation of the Code. The Board has designated the Company's General Counsel as the compliance officer (the "Compliance Officer") for the implementation and administration of the Code. Employees should feel free to direct questions concerning this Code to the Compliance Officer.

I.    Overview

        It is the policy of the Company: (a) to expect that all of its employees at all times observe honest and ethical conduct in the performance of their Company related responsibilities, including the avoidance of conflicts of interest; (b) to expect compliance with all applicable governmental laws, rules and regulations; (c) to expect each and every employee to treat others, including other employees, stockholders, customers and vendors, with dignity; and (d) to encourage and support internal disclosure of any violation of this policy for appropriate action.

        The Code governs the business-related conduct of all Company employees, including, but not limited to, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and all other officers of the Company.

II.    Conflicts of Interest

        Employees are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise employees' business ethics. Generally speaking, a conflict of interest occurs when an employee's or an employee's immediate family's personal interest interferes with, or has the potential to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee's position at the Company. A conflict of interest can make it difficult for an employee to perform his/her duties objectively and effectively because of the involvement in a competing interest.

        The following identifies common situations that give rise to conflict of interest issues. However, a conflict of interest can occur in a variety of different situations. Consequently, employees are expected to be alert in recognizing any situation that may give rise to conflict of interest issues and must disclose to the Compliance Officer any transaction or relationship that could reasonably be expected to give rise to actual or apparent conflicts with the best interests of the Company.

        Outside Activities/Employment—Any outside activity of an employee must not significantly encroach on the time and attention that an employee is expected to devote to his/her duties to the Company and should not adversely affect the quality or quantity of his/her work. In addition, employees may not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information or position, (b) otherwise use corporate property, information, or position for personal gain or (c) compete with the company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

        Moreover, no employee may perform services for or, except as noted in the following paragraph, have a financial interest in any entity that is at such time or, to an employee's knowledge, may become a vendor, customer or competitor of the Company. No employee may serve on the board of directors of a company that is a supplier to or competitor of the Company. Employees are prohibited from taking part in any outside employment that would interfere with the employees' performance of their duties to the Company without the Company's prior approval.

        Employees are permitted to have a passive investment of up to one percent of the total outstanding shares of an entity that is a vendor, customer or competitor if the entity is listed on a national or international stock exchange, is quoted on NASDAQ, the OTC Bulletin Board or a similar quotation service, provided that the investment is not so large financially, either in absolute dollars or as a percentage of the employee's total investments, that it creates the appearance of a conflict of interest.

        Civic/Political Activities—Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of the Company's involvement or endorsement.

        Inventions, Books and Publications—Employees must receive written permission from the Compliance Officer before developing, outside of the Company, any products, software or intellectual property that may be related to the Company's current or potential business.

        Proper Payments—Company employees should pay for and receive only that which is proper. Company employees should not make or promise payments to influence another's acts or decisions. Company employees must not give gifts beyond those extended in normal business situations or that are not made in a normal manner, such as payments designed to avoid the payment of tax.

        Gifts—Employees and members of their families may not give or receive gifts, entertainment or favors to or from any person associated with an entity having a business relationship with the Company which go beyond common courtesies usually associated with accepted business practice. Engaging in normal business-related entertainment, such as meals or use of sporting, theatrical or other public event tickets, is permissible with the understanding that it is expected the Company's employee will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

        Employee Loans—Employee loans, unless approved by the Board of Directors, are prohibited. Employee travel advances of less than $1,000 in the aggregate will not be construed as employee loans for purposes of the Code of Conduct.

III.    Confidentiality

        During the course of your employment, you may learn about trade secrets or other confidential or unpublished information relating to the Company's business, operations, research or technology. You shall not use or disclose to any third party any such confidential information, either during or after your employment, without the prior written consent of the Company. Under no circumstances may you use such confidential information or disclose it to others for personal gain.

IV.    Compliance with Law, Rules and Regulations

        A variety of laws apply to the Company and its operations. You must comply with both the letter and spirit of all laws and governing regulations applicable in the country, state and local jurisdiction where business is conducted, including antitrust laws, other fair competition laws and tax laws. The Company will compete solely on the merits of our products and services, and not engage in any form of unlawful competition. Unfair treatment of fellow employees as a result of sex, religion, national origin, or any other unlawful basis will not be tolerated. In instances where the proper and ethical course of action is unclear, you should seek counsel from your supervisor. If you are uncomfortable approaching your supervisor, you should contact your local human resource representative.

V.    International Transactions Control Laws

  A.    Export Controls

        Many countries have established export controls that govern the export, sale and transfer of VIASYS' products and technology (including know-how) to a foreign destination or foreign end-user and the re-export of such items from one foreign destination to another. Failure to comply with these controls may result in civil or criminal penalties as well as the loss of export privileges.

        The U.S. Government's export controls and licensing requirements apply to all U.S. individuals and companies, to foreign subsidiaries and to any other foreign entity or person who transfers or deals in U.S. goods or technology. Before engaging in any export of a product or technology from the U.S. or any transaction involving the re-export of a U.S.-origin product or technology from one foreign country to another, responsible Company personnel must take appropriate action to ensure that the proposed transaction complies with all applicable U.S. export controls and that any and all regulatory approvals or licenses have been secured.

        Employees also need to be alert to transactions in the United States or with customers in third countries which we know, or have reason to believe, will result in the Company's products being diverted to third countries. To avoid diversion, we must check all transactions and customer support calls.

  B.    Embargoes, Sanctions and Transaction Controls

        U.S. law restricts financial and related transactions with or involving certain foreign countries, and with certain individuals and entities located in or linked to those countries. Similar controls extend these restrictions to transactions with individuals and entities designated as foreign terrorists, drug traffickers or parties involved in the proliferation of weapons of mass destruction.

        These "sanctions programs" and transaction controls are separate from the export controls discussed above. While U.S. export controls apply to all exports and re-exports of U.S. products and technology, no matter what foreign countries are involved, the sanctions and transaction controls apply to countries that are subject to a U.S. embargo, as well as to entities and individuals that are either associated with those embargoed countries, or that the U.S. government has designated as subject to transaction controls for other reasons, such as terrorism, drug trafficking, and weapons of mass destruction.

        The scope and severity of the sanctions and transaction controls and the extent to which they apply to foreign entities differ depending upon the source of the restrictions. The restrictions that apply to embargoed countries usually forbid financial and business transactions with or involving the particular foreign government, its agencies and departments, and any non-governmental entity owned or controlled by that government. For some countries, restrictions also apply to transactions with individuals and organizations residing in or located in the country, even if they are not connected with the foreign government in question. As of September 2003, some form of sanction or transactions control applies to the following countries: Burma, Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sudan, Syria and Zimbabwe. The controls apply to foreign branch offices, as well as to the U.S. parent company. The controls relating to Cuba and North Korea also apply to foreign subsidiaries.

        The Office of Foreign Assets Control ("OFAC") maintains a list of "Specially Designated Nationals and Blocked Persons" who are persons/entities determined by the Secretary of the Treasury to be acting on behalf of a sanctioned country or who have been linked to drug trafficking, terrorism, or weapons of mass destruction. Transactions with Specially Designated Nationals and Blocked Persons are restricted similarly to transactions with sanctioned countries.

        Designated Company personnel are responsible for checking regularly to ensure that VIASYS customers (or potential customers) are not subject to a U.S. embargo, sanction or transaction control. A current and comprehensive listing of all sanctioned countries, Specially Designated Nationals and Blocked Persons is available on OFAC's website at www.ustreas.gov/ofac/. VIASYS will not do business directly or indirectly with an embargoed country, Specially Designated National or Blocked Person, and Company personnel should immediately report to the Compliance Officer any request or offer to do business relating to such a source.

  C.    International Boycotts

        A U.S. statute makes it illegal to enter into an agreement to refuse to deal with potential or actual clients in support of an unsanctioned boycott of a foreign country. Employees should seek the advice of the Compliance Officer if they receive a request for any information or certification that may be in support of an unsanctioned boycott.

        In general, U.S. anti-boycott laws prohibit the furnishing or requesting of information about business relationships with boycotted countries or persons, or about the race, religion, sex or national origin of U.S. persons, or about their associations with charitable or fraternal organizations, if the request is from or on behalf of a boycotting country. The anti-boycott laws also forbid compliance with any blacklist or white list as a condition for business. In recent years, boycott violations have most often involved requests for information about business relationships with Israel. The law, however, is of more general scope and prohibits actions in support of any boycott of any country not sanctioned by the U.S. Government.

        VIASYS, its employees and its agents must not, directly or indirectly, engage in any activity that reasonably could have the effect of promoting a restrictive international trade practice. Employees of the Company must always be alert to subtle requests for prohibited information. For example, prohibited statements are sometimes inserted by third parties in invitations for bid, letters of credit, draft contracts, certificates of origin, shipping documents and other commercial documents. The mere receipt of a request to engage in such a practice is a reportable event under U.S. law and each employee is responsible for helping the Company comply with its reporting obligations.

        All employees should immediately seek advice from the Compliance Officer if they receive or are requested to furnish information or documents containing a statement that could be used to further an unsanctioned boycott or any other statement that even remotely appears to involve the Company in any such restrictive trade practice. Examples of such statements are: "no employee working on this project is from X country or of Y religion;" or "no equipment has been leased from X country." The anti-boycott laws have a long reach. They apply not only to the Company's business in the U.S., but also to the Company's activities abroad and to transactions in which the Company engages involving U.S. goods or services. Foreign affiliates are covered by this statute unless the U.S. parent company owns only a small portion of the foreign company's stock and does not control its operations.

VI.    Insider Trading

        Securities laws prohibit the use of insider information when engaging, directly or indirectly, in transactions involving VIASYS (NYSE: VAS) stock. Such laws prohibit any employee from disclosing inside information to any other persons, including but not limited to family members and friends, so that they may trade in VIASYS stock. Insider information may take many forms but includes any financial, technical, or other information about the Company which is not available to the public and which may influence an investor's decision to buy, sell or hold stock. Some examples are unpublished financial results, operational plans and research or technical innovations, as well as information related to acquisitions, divestitures, new products or inventions, major contracts, expansion plans, financing transactions, major management plans and other important corporate developments.

        You may not trade, directly or indirectly through others, in VIASYS stock while in possession of material inside information. Among other things, trading while in possession of material inside information can subject you to criminal or civil penalties. The Company's Policy Statement on Securities Trading by VIASYS Healthcare Inc. Directors, Officers and Other Employees is incorporated by reference into this Code.

VII.    Financial Integrity

        The Company follows generally accepted accounting principles and standards, and applicable laws, regulations and practices for accounting and financial reporting. We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as all financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to Company's system of internal controls. No false or artificial entries may be made. When a payment is made, it can only be used for the purpose spelled out on the supporting document. This applies to reporting of time worked, business expenses incurred, purchases of goods and services and any other business-related activities.

        In this respect, the following guidelines must be followed.

  •
  No undisclosed, unrecorded, or "offbook" funds or assets should be established for any purpose

  •
  No false or fictitious invoices should be paid or created

  •
  No false or artificial entries should be made or misleading reports issued

  •
  All publicly communicated financial information must be presented under accounting principles generally accepted in the U.S. (GAAP) and U.S. Securities and Exchange Commission regulations

        Any employee who is aware of material misstatements or omissions affecting the fair presentation or accuracy of the Company's financial statements is under an obligation to use reasonable efforts to have them corrected or, failing that, to report this information promptly to an appropriate officer of the Company. In addition, all communications with the Company's outside and internal auditors must be true and complete. All employees must cooperate fully with representatives of the Company's auditors by responding promptly, accurately, and completely to all inquiries made by those representatives.

        You may confidentially report a violation of the financial integrity section of this Code directly to the Audit Committee of the Board of Directors at 800-524-1906.

VIII.    Fair Dealing

        Each employee should endeavor to deal fairly with the company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

IX.    Protection and Proper Use of Assets

        All employees have an obligation to safeguard company assets, including exercising care in using Company equipment and vehicles, and bringing to the attention of higher management any waste, misuse, destruction or theft of company property or any improper or illegal activity.

        Computer hardware, software, and data must be safeguarded from damage, alteration, theft, fraudulent manipulation, and unauthorized access to and disclosure of Company information.

        Employees must adhere to specific security measures and internal controls for each computer system to which they are authorized access.

        Each employee using licensed software is responsible for understanding and adhering to the terms of the licensing agreement. Copies of software and associated materials may be made only as specified in the license agreement. Employees must not sell, transfer, or otherwise make available to any unauthorized person any software products, documentation or copies thereof. Employees are not permitted to use unauthorized or unlicensed software on Company computers.

X.    Delegation of Authority

        Each employee, and particularly each of the Company's officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

XI.    Monitoring and Enforcement

        If you have information or knowledge of any act or practice which is illegal or prohibited under the provisions of this Code, or which you believe to be unethical, you must promptly report such matter either to the Compliance Officer, your supervisor, sales office manager, local human resources manager, general manager or to the Audit Committee of the Board of Directors in cases involving the Financial Integrity section of the Code.

        Reported violations will be investigated and addressed promptly, and every reasonable effort will be made to ensure the confidentiality of those furnishing information. In no event will any action be taken against you for making a complaint or disclosing information in good faith. You will not lose your job for refusing an order you reasonably believe would violate the provisions of this Code, and any retaliation against you is prohibited.

        The values and responsibilities outlined in this Code are important to the Company and must be taken seriously by all of us. Accordingly, violations of these values and responsibilities will not be tolerated and will result in discipline up to and including discharge. In addition, reimbursement of losses or damages may be sought or referral for criminal prosecution or civil action may be required.

        You may confidentially report a violation of any of the provisions of this Code directly to the Compliance Officer and the Audit Committee of the Board of Directors by calling 800-524-1906.

XII.    Waivers

        Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to the Compliance Officer for review, and an executive officer, director or appropriate Board committee will decide the outcome. All waivers will be effective only if IN WRITING from the Audit Committee of the VIASYS Board of Directors.

VIASYS Healthcare Inc.
Code of Conduct
Signature Page

        The Employee hereby acknowledges receipt and review of this Code of Conduct and agrees to comply with its terms.

Signature
Print Name
Position

QuickLinks

VIASYS Healthcare Inc. Code of Conduct Signature Page